Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Globavend Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Ordinary units consisting of: (3)	Rule 457(o)	-	-	$22,000,000	0.0001531	$3,368.20
Fees to be paid	Equity	(i) Ordinary Shares, par value $0.001 per share (4)	Rule 457(o)	-	-	-	-	-
Fees to be paid	Equity	(ii) Series A Warrants to purchase Ordinary Shares (4)	Rule 457(g)	-	-	-	-	-
Fees to be paid	Equity	(iii) Series B Warrants to purchase Ordinary Shares (4)	Rule 457(g)	-	-	-	-	-
Fees to be paid	Equity	Ordinary Shares, par value $0.001 per share, issuable upon the exercise of the Series A Warrants included in the ordinary units and the pre-funded units (3) (5)	Rule 457(o)	-	-	$23,101,000	0.0001531	$3,536.76
Fees to be paid	Equity	Ordinary Shares, par value $0.001 per share, issuable upon the exercise of the Series B Warrants included in the ordinary units and the pre-funded units (3) (5)	Rule 457(o)	-	-	$78,875,000	0.0001531	$12,075.76
Fees to be paid	Equity	Pre-funded units consisting of: (3)	Rule 457(o)	-	-	-	-	-
Fees to be paid	Equity	(i) Pre-funded warrants to purchase Ordinary shares (4)	Rule 457(g)	-	-	-	-	-
Fees to be paid	Equity	(ii) Series A Warrants to purchase ordinary shares (4)	Rule 457(g)	-	-	-	-	-
Fees to be paid	Equity	(iii) Series B Warrants to purchase ordinary shares (4)	Rule 457(g)	-	-	-	-	-
Fees to be paid	Equity	Ordinary shares, par value $0.001 per share, issuable upon the exercise of the pre-funded warrants (3) (5)	Rule 457(o)	-	-	-	-	-
Total Offering Amounts						$123,976,000		$18,980.73
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$18,980.73

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall also cover an indeterminate number of ordinary shares, par value $0.001 per share, of the registrant (the “Ordinary Shares”) that may become issuable to prevent dilution resulting from stock splits, stock combinations, stock dividends, recapitalizations or similar transactions with respect to the Ordinary Shares.

(3)	The proposed maximum offering price of the ordinary units of the registrant proposed to be sold in the offering (the “Ordinary Units”) will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded units of the registrant offered and sold in the offering (the “Pre-Funded Units”), and as such, the proposed aggregate maximum offering price of the Ordinary Units together with the Pre-Funded Units (as well as the Ordinary Shares included in the Ordinary Units and issuable upon exercise of the Series A warrants to purchase Ordinary Shares (the “Series A Warrants”), Series B warrants to purchase Ordinary Shares (the “Series B Warrants”), and pre-funded warrants included in such Ordinary Units and Pre-Funded Units (the “Pre-Funded Warrants”), as applicable), if any, is $22,000,000.

(4)	No separate fee is required pursuant to Rule 457(g) under the Securities Act.

(5)	As estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act, the proposed maximum offering price of the Ordinary Shares issuable upon exercise of such Series A Warrants and Series B Warrants included in the Ordinary Units or Pre-Funded Units, as applicable, proposed to be sold in the offering is $23,101,000 and $37,400,000, respectively, as each Ordinary Share included in each Ordinary Unit of the registrant to be sold in this offering (and each Pre-Funded Warrant included in each Pre-Funded Ordinary Unit of the registrant to be sold in this offering) will receive a Series A Warrant to purchase one Ordinary Share at 105% of the assumed public offering price of $1.36 per Ordinary Unit on the Reset Date and a Series B Warrant to purchase one Ordinary Share at 170% of the assumed public offering price of $1.36 per Ordinary Unit.

However, a holder of Series B Warrants may, at any time and in its sole discretion, exercise its Series B Warrants in whole or in part by means of a “zero exercise price” option in which the holder is entitled to receive a number of Ordinary Shares equal to the product of (a) the number of Ordinary Shares that would be issuable upon exercise of the Series B Warrant in accordance with the terms of such Series B Warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (b) the quotient obtained by dividing (i) the exercise price minus the lowest VWAP of the Ordinary Shares during the five (5) trading days immediately prior to the date that the applicable exercise date (such VWAP, the “Low Price”) by (ii) 50% of the Low Price. At the assumed public offering price of $1.36 per Ordinary Unit, a holder of Series B Warrants electing a “zero exercise price” option would receive up to 242,647,065 Ordinary Shares underlying each Series B Warrant if the Low Price for the Ordinary Shares decreases to and equals the Floor Price at the time of such election. As such, holders of the Series B Warrants may elect to be issued up to 242,647,065 Ordinary Shares upon the exercise of the Series B Warrants assuming the $0.27 Floor Price. At the assumed public offering price of $1.36 per Ordinary Unit, the maximum offering price of the Series B Warrants would therefore be $78,875,000 instead of $37,400,000.